                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-42369

PROSPECTUS SUPPLEMENT DATED OCTOBER 22, 1998
(To Prospectus dated February 11, 1998, Prospectus Supplement dated March 2, 1998, Prospectus Supplement dated April 1, 1998, Prospectus Supplement dated April 28, 1998, Prospectus Supplement dated June 11, 1998 and Prospectus Supplement dated July 8, 1998)


                       INTEGRATED PROCESS EQUIPMENT CORP.


                                  $115,000,000
          6-1/4% Convertible Subordinated Notes due September 15, 2004
                                       and
             Shares of Common Stock Issuable Upon Conversion Thereof
                             -----------------------



         This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

         The table captioned "Selling Securityholders" commencing on pages 28-29 of the Prospectus is hereby amended to reflect the following additions and changes.


                                                                               NUMBER OF SHARES OF
                                             PRINCIPAL AMOUNT OF NOTES      COMMON STOCK BENEFICIALLY
                                                 BENEFICIALLY OWNED             OWNED AND OFFERED
SELLING SECURITYHOLDER                          AND OFFERED HEREBY                HEREBY (1)(2)

AFTRA Health Fund .......................            1,000,000                         25,641
Baird, Patrick & Co., Inc. ..............            1,500,000(3)                      38,461
Hambrecht & Quist LLC ...................            1,007,000(4)                      25,820
MainStay Convertible Fund ...............            5,000,000                        128,205



(1)      Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $39.00 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3)      Revised from 1,000,000 in Prospectus Supplement dated July 8, 1998.

(4)      Revised from 987,000 in Prospectus Supplement dated June 11, 1998.